Exhibit 99.10
EXECUTION COPY

CREDIT AGREEMENT
dated as of June 29, 2007
by and among
DELSTAFF, LLC,
as the Borrower,
LAMINAR DIRECT CAPITAL L.P.,
as a Lender and as the Agent,
and
THE OTHER LENDERS PARTY HERETO

$17,500,000 Senior Secured Term Notes due June 29, 2012

i

		Page
11.07	Indemnification	61
11.08	The Agent in Its Individual Capacity	61
11.09	Resignation of the Agent; Successor Agent	61
11.10	Reimbursement by Lenders	62

EXHIBITS AND SCHEDULES

SCHEDULES

5.01	Purchase and Sale of Notes
5.01	Capital Structure
5.06	Litigation
6.13	Subsidiaries; Equity Interests
6.17	Intellectual Property; Licenses, Etc.
6.20	Business Locations
6.21	Material Agreements
6.22	Transactions with Affiliates
10.09	Addresses of Borrower and Lenders

EXHIBITS

A	Form of Note
B	Form of Security and Pledge Agreement
C	Form of Officer’s Certificate
D	Form of Closing Certificate
E	Form of Compliance Certificate
F	Form of Solvency Certificate
G	Form of Deposit Account Control Agreement
H	Form of Securities Account Control Agreement

v

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT is made and entered into as of June 29, 2007 among DELSTAFF, LLC, a Delaware limited liability company (the “Borrower”), LAMINAR DIRECT CAPITAL L.P., a Delaware limited partnership, as a Lender and in its capacity as administrative agent and as collateral agent in the manner and to the extent described in Article XI hereof (in either such capacity, the “Agent”), the financial institutions and institutional investors identified as Lenders on the signature pages hereto, and the other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”).
STATEMENT OF PURPOSE
     A. The Borrower has requested that the Lenders purchase senior secured term notes from the Borrower in the aggregate principal amount of $17,500,000.
     B. The Lenders are willing to do so on the terms and conditions set forth herein.
AGREEMENT
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “200-Day Moving Average” means the average of the Closing Prices of one share of the common Equity Interests of the OpCo during the 200 consecutive Trading Days ending on the Trading Day prior to the applicable measurement date.
     “Accrual Rate” has the meaning set forth in Section 4.02(b) hereof.
     “Acquisition” means the acquisition by the Borrower (and its Affiliates, as applicable) of the Acquired Shares.
     “Acquisition Agreement” means the Stock Purchase Agreement dated as February 28, 2007, by and among the Borrower, Stover, and the other stockholders party thereto (collectively, the “Stover Stockholders”) pursuant to which the Borrower acquired 7,933,396 shares of the common Equity Interests of the OpCo (the “Stover Acquired Shares”).
     “Acquisition Documents” has the meaning set forth in Section 6.23.
     “Acquired Shares” means collectively the Stover Acquired Shares and the Market Acquired Shares.
     “Actual Knowledge of the Borrower” means to the actual knowledge of the Borrower or the Sponsor in their capacities as direct or indirect equity holders of the OpCo and shall not be deemed to include the actual knowledge of employees of the Borrower or the Sponsor who sit on the Board of

Directors of the OpCo which is received by such employees as a result of or in their capacity as a member of the Board of Directors of the OpCo but which is not otherwise available to shareholders of the OpCo.
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Agent” has the meaning set forth in the first paragraph of this Agreement.
     “Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.09 or such other address or account as the Agent may from time to time notify in writing to the Borrower and the Lenders.
     “Agreement” means this Credit Agreement dated as of the Closing Date by and among the Borrower, the Agent, Laminar, in its capacity as a Lender, and the other Lenders party hereto, as amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Cure Covenant Level” has the meaning set forth in the definition of “Equity Cure”.
      “Approved Bank” has the meaning set forth in the definition of “Cash Equivalents.” “Approved Fund” has the meaning set forth in Section 10.10.
      “Assignment and Assumption” has the meaning set forth in Section 10.10.
     “Attorney Costs” means and includes all reasonable fees, out of pocket expenses and disbursements of any law firm or other external legal counsel to the Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Available to the Borrower or the Sponsor” means available to the Borrower or the Sponsor in their capacities as direct or indirect equity holders of the OpCo and shall not be deemed to include information available to employees of the Borrower or the Sponsor who sit on the Board of Directors of the OpCo which is received by such employees as a result of or in their capacity as a member of the Board of Directors of the OpCo but which is not otherwise available to shareholders of the OpCo.
     “Borrower” has the meaning set forth in the first paragraph of this Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, TX or New York, NY.

“Cash Amount” has the meaning set forth in Section 4.02(b).
“Cash Equivalents” means:
     (a) Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;
     (b) Dollar denominated certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (c) any bank whose short term commercial paper rating from S&P is at least A 1 or the equivalent thereof or from Moody’s is at least P 1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition;
     (c) commercial paper and variable or fixed rate notes issued by any Approved Bank or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Borrower rated A 1 (or the equivalent thereof) or here by S&P or P 1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition;
     (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which the Borrower, the OpCo or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations; and
     (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).
      “Change of Control” means, each and every issue, sale, transfer, pledge or other disposition, directly or indirectly, of Equity Interests or other ownership interests, as applicable, which, after giving effect hereto, results in:
     (a) the Sponsor failing to own legally and beneficially (directly or indirectly) free and clear of all Liens more than ninety percent (90%), on a fully diluted basis, of the Equity Interests of the Borrower that it owns as of the Closing Date; or
     (b) the Borrower failing to own legally and beneficially (directly or indirectly) free and clear of all Liens (except for Liens under the Collateral Documents) at least twenty percent (20%) of the common Equity Interests of the OpCo; or
     (c) (i) the Sponsor failing to Control the majority of the board of directors (or similar governing body) of the Borrower or (ii) the Borrower failing to have the right to appoint the majority of the board of directors (or similar governing body) of the OpCo; or

     (d) the Borrower or the OpCo and its Subsidiaries taken as a whole, shall sell all or substantially all of their assets; or
     (e) the common Equity Interests of the OpCo owned by the Borrower are diluted in any manner (other than pursuant to a Disposition of such Equity Interests for cash proceeds permitted under Section 8.05 hereof) such that the percentage of the aggregate common Equity Interests of the OpCo that are owned by the Borrower is less than thirty percent (30%) of the aggregate outstanding common Equity Interests of the OpCo.
“Change of Control Offer” has the meaning set forth in Section 4.05(a).
“Change of Control Payment” has the meaning set forth in Section 4.05(a).
“Change of Control Payment Date” has the meaning set forth in Section 4.05(a).
“Closing” has the meaning set forth in Section 3.0l(b).
“Closing Date” has the meaning set forth in Section 3.01(b).
     “Closing Prices” means: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that Trading Day; (ii) for securities listed or traded on other exchanges, markets or systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system; and (iii) for securities not listed or traded on any exchange, market or system, as determined in good faith by the board of directors of the OpCo in a resolution of such board.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of the Code shall be construed to also refer to any successor sections.
     “Collateral” means any and all assets and rights and interests in or to Property of the Borrower pledged from time to time as security for the Obligations pursuant to the Collateral Documents, whether now owned or hereafter acquired.
     “Collateral Documents” means the collective reference to the Security and Pledge Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement and each other document and/or agreement securing the repayment of all or any portion of the Obligations.
     “Common Equity” shall mean the common Class A Units of the Borrower issued to LamPort on the Closing Date pursuant to the Common Equity Documents.
     “Common Equity Documents” means the Unit Purchase Agreement dated as of the date hereof by and between the Borrower, as issuer, and LamPort, as purchaser, and the other documents entered into as part of the transactions contemplated therein.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit E.
     “Consolidated EBITDA” means, for any period, for the OpCo and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (i) consolidated interest expense for such period, (ii) the provision for federal, state, local and foreign income taxes and state franchise or similar taxes payable by the OpCo and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-cash and/or non-recurring cash charges (including charges from asset sales) approved by the Required Lenders minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the OpCo and its Subsidiaries for such period, (ii) all non-recurring and/or non cash items (including gains from asset sales) increasing Consolidated Net Income for such period and (iii) consolidated interest income.
     “Consolidated OpCo Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness less any cash or Cash Equivalents of the OpCo and its Subsidiaries to (b) the Consolidated EBITDA for the twelve month period most recently ended.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the OpCo and its Subsidiaries on a consolidated basis, the sum of the following, without duplication (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (other than trade accounts payable in the ordinary course of business), (c) all direct and contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments but excluding obligations under standby letters of credit issued in connection with workers compensation insurance and other standby letters of credit outstanding with face amounts not exceeding $2,500,000 at any time (in each case, to the extent undrawn), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness with respect to capital leases and Synthetic Lease Obligations, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person during the term of this Agreement, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the OpCo or any Subsidiary, and (i) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the OpCo or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non recourse to the OpCo or such Subsidiary.
     “Consolidated Net Income” means, for any period, for the OpCo and its Subsidiaries on a consolidated basis, the net income of the OpCo and its Subsidiaries (excluding extraordinary gains and losses) for that period.
     “Contractual Obligation” means, as to any Person, any agreement or instrument to which such Person is a party or by which it or any of its property is bound.
     “Control” has the meaning set forth in the definition of “Affiliate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” has the meaning set forth in Section 4.02(c).
     “Deposit Account Control Agreement” means any Deposit Account Control Agreement by and among the Borrower, the applicable depositary bank and the Agent, substantially in the form of Exhibit G securing the Obligations entered into on or after the Closing Date.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Earn-Out Payment” means the obligation of the Borrower to pay to Stover $0.35 in cash per Stover Acquired Share if on the first anniversary of February 28, 2007, the 200-Day Moving Average is equal to or greater than $5.25.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Cure” means, the contribution of additional cash Junior Equity by the Sponsor to the Borrower, the proceeds of which shall be used to reduce the outstanding Obligations (with such prepayments or redemptions to be applied in accordance with Section 4.03 hereof) which may be made by the Sponsor upon the occurrence of a Default of one or more of the financial covenants set forth in Section 8.15 hereof in the amounts (the “Equity Cure Amount”) and for the covenant levels set forth below for the Consolidated OpCo Leverage Ratio and minimum Consolidated EBITDA covenant (the “Applicable Cure Covenant Level”), as applicable:
Consolidated OpCo Leverage Ratio

Applicable Cure Covenant Level	Equity Cure Amount
3.01x to 3.24x	$ 3,500,000
3.25x to 3.49x	$ 7,000,000
3.50x to 3.74x	$10,500,000
3.75x to 3.99x	$14,000,000
4.00x to 4.24x	$17,500,000
4.25x to 4.49x	$21,000,000
Greater than or equal to 4.50 x	$24,500,000

Consolidated EBITDA

Applicable Cure Covenant Level	Equity Cure Amount
$4,750,000 to $4,999,999	$12,500,000
$4,500,000 to $4,749,999	$13,400,000
$4,250,000 to $4,499,999	$14,400,000
$4,000,000 to $4,249,999	$15,400,000
$3,750,000 to $3,999,999	$16,400,000
$3,500,000 to $3,749,999	$17,400,000
$3,250,000 to $3,499,999	$18,400,000
$3,000,000 to $3,249,999	$19,400,000
$2,750,000 to $2,999,999	$20,400,000
$2,500,000 to $2,749,999	$21,400,000
$2,250,000 to $2,499,999	$22,400,000
$2,000,000 to $2,249,999	$23,400,000
$1,750,000 to $1,999,999	$24,400,000
$1,500,000 to $1,749,999	$25,400,000
$1,250,000 to $1,499,999	$26,400,000
Less than $1,250,000	$27,400,000
     It is acknowledged and agreed that: (i) cash equity contributions to the Borrower after the Closing Date and/or dividends paid to the Borrower from the OpCo after the Closing Date, shall count toward the satisfaction of the Equity Cure Amount to the extent the proceeds of such cash equity contribution and/or dividends were used to reduce the outstanding Obligations and/or redeem the Preferred Equity; provided that it is hereby agreed that the full amount received by the agent and the Lenders hereunder in connection with such a prepayment shall count toward the Equity Cure Amount regardless of whether such amount was applied to interest, principal or otherwise pursuant to Section 4.04 hereof.
     “Equity Cure Amount” has the meaning set forth in the definition of “Equity Cure”.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Event of Default” has the meaning set forth in Section 9.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
     “Extraordinary Receipt” means any cash in excess of $250,000 received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include (a) proceeds of issuances of Indebtedness, Dispositions, Involuntary Dispositions or issuance of Equity Interests or (b) payments that are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lenders on such day on such transactions as reasonably determined by the Agent.
     “Financial Statements” has the meaning set forth in Section 5.01(b).
     “Fitch” means Fitch Ratings, and any successor thereto.
      “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, and (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in full in cash.
     “Fund” has the meaning set forth in Section 10.10.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the

United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Approvals” shall mean authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, any Governmental Authority.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.
     “Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “HIG Bridge Contribution” means the contribution made to the Borrower by the Sponsor on or about February 29, 2007 in the amount of $1,808,634.
     “HIG Management Agreements” means (i) the Investment Advisory Services Agreement, dated February 27, 2007, between the Borrower and the Sponsor and (ii) the Management Services Agreement, dated February 27, 2007, between the Borrower and the Sponsor.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under any Swap Contract;

          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) Attributable Indebtedness;
          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person during the term of this Agreement at the option of the holder, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding anything herein to the contrary, the Preferred Equity and the Junior Preferred Equity shall not count as Indebtedness hereunder.
     “Indemnified Party” has the meaning set forth in Section 10.18.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any Debtor Relief Law.
     “Interest Amount” has the meaning set forth in Section 4.02(b).
     “Interest Payment Date” has the meaning set forth in Section 4.02(a).
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, line of business or other purchase outside the ordinary course of business. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Borrower.
     “IP Rights” has the meaning set forth in Section 6.17.

     “IRS” means the United States Internal Revenue Service.
     “Junior Equity” means the Junior Preferred Units as defined in the LLC Agreement.
     “Laminar” means Laminar Direct Capital L.P., a Delaware limited partnership, and its successors and assigns.
     “LamPort” means D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company, and its successors and assigns.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.
     “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement by and between Borrower and its equityholders dated June 29, 2007 (as it may be amended or modified from time to time on and after the date of this Agreement).
     “Lender” or “Lenders” has the meaning set forth in the introductory paragraph hereto and their respective successors and assigns.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means this Agreement, the Notes, the Collateral Documents and any other ancillary documents or other agreements entered into in connection therewith.
     “Losses” has the meaning set forth in Section 10.18.
     “Market Acquired Shares” means the 329,300 shares of common Equity Interests of the OpCo acquired by an Affiliate of the Borrower in open market transactions for aggregate cash consideration (including broker’s fees and commissions) of $1,814,443 and subsequently transferred to the Borrower.
     “Material Adverse Effect” means (a) a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, income or condition (financial or otherwise) of the Borrower, (b) a material impairment of the ability of the Borrower, to perform its material obligations under any of the Loan Documents to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
     “Material Asset Disposition” shall mean the sale, lease or other disposition, whether in a single transaction or a series of related transactions, of assets of the Borrower or the OpCo and its Subsidiaries which: (a) in the case of the Borrower, results in the Borrower owning twenty percent (20%) or less of the common Equity Interests of the OpCo, (b) in the case of the OpCo (i) represents more than fifty percent (50%) of the combined assets of the OpCo and its Subsidiaries as would be shown in the consolidated financial statements of the OpCo and its Subsidiaries as of the beginning of the twelve (12)-month period ending with the month in which such determination is made, or (ii) is responsible for more than fifty percent (50%) of the combined net sales of the OpCo and its Subsidiaries as reflected in the consolidated financial statements referred to in subsection (a) above; provided that with respect to clause (b) hereof, such calculation shall exclude any sale, lease or other disposition of the assets of the OpCo or its Subsidiaries to a Person who will be a franchisee of the OpCo or its Subsidiaries in connection with the establishment of franchise operations.
     “Maturity Date” means June 29, 2012.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 400 l(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
          (a) with respect to any incurrence of any Indebtedness by the Borrower (other than Permitted Indebtedness), the aggregate amount of all cash received by the Borrower in respect of such Indebtedness, net of all reasonable fees, discounts, commissions, taxes, similar charges and expenses payable by the Borrower in connection therewith;
          (b) with respect to the sale or other disposition of any asset by the Borrower or any Involuntary Disposition or any Extraordinary Receipt, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such disposition, Involuntary Disposition or Extraordinary Receipt (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) in the case of a disposition, the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the disposition thereof (other than Indebtedness under the Loan Documents), (B) the out of pocket fees and expenses payable by the Borrower in connection with such disposition, Involuntary Disposition or Extraordinary Receipt, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant disposition as a result of any gain recognized in connection therewith and (D)reasonable reserves for indemnification established in connection with such disposition in accordance with GAAP; and
          (c) with respect to the sale of any Equity Interests by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, fees and other out of pocket expenses, payable by the Borrower in connection with such sale.
     “Note” or “Notes” has the meaning set forth in Section 2.01, as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.
     “Obligations” means all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of the Borrower under, in connection with, or evidenced or secured by this Agreement, the Notes and any of the other Loan Documents including, without limitation, obligations to pay (a) principal, (b) interest or premium (including any interest or premium accruing after the filing of a petition in bankruptcy or the commencement of any reorganization, regardless of whether the same is allowed as a claim in such proceeding), (c) fees,(d) costs, expenses and other amounts related to any indemnity against loss, damage or liability and(e) any other monetary obligation.
     “OpCo” means Westaff, Inc., a Delaware corporation.
     “OpCo Credit Agreement” means that certain Multicurrency Credit Agreement dated of May 17, 2002 by and among the OpCo, Westaff (USA), Inc., a California corporation, Westaff (U.K.) Limited, Westaff Support, Inc., the lenders party thereto and General Electric Capital Corporation, as agent for the lenders, as amended through the date hereof and as further amended, restated modified or supplemented from time to time and any refinancing or replacement thereof.
     “OpCo Dividends” means any dividend or distribution paid by the OpCo to its stockholders.
     “Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” has the meaning set forth in Section 4.07(b).
     “Outstanding Amount” means, with respect to the Notes on any date, the aggregate outstanding principal amount thereof after giving effect to prepayments and repayments of the Notes occurring on such date.
     “Participant” has the meaning set forth in Section 10.10.
     “Patriot Act” has the meaning set forth in Section 10.20.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Indebtedness” means Indebtedness of the Borrower permitted to be incurred pursuant to Section 8.03.
     “Permitted Liens” has the meaning set forth in Section 8.01.
     “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government

(whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     “PIK Amount” has the meaning set forth in Section 4.02(b).
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Preferred Equity Documents” means the Senior Preferred Units Securities Purchase Agreement dated as of the date hereof by and between the Borrower, as issuer, and LamPort, as purchaser, and the documents entered into as part of the transactions contemplated therein.
     “Preferred Equity” means the Senior Preferred Units as defined in the LLC Agreement.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, the Borrower, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
     “Redemption Price” means with respect to any principal amount being prepaid the sum of the such principal amount being prepaid plus the applicable Yield Maintenance Premium Amount.
     “Register” has the meaning set forth in Section 10.10.
     “Regulatory Requirement” has the meaning set forth in Section 10.19.
     “Related Parties” means, with respect to any Person, such Person’s (a) Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates and (b) spouses, lineal ancestors or descendants, natural or adopted, and spouses of lineal ancestors or descendants, or trusts for the sole benefit of any of such Person’s Affiliates.
     “Replacement Note” has the meaning set forth in Section 10.10.
     “Reportable Event” means any of the events set forth in Section 4043 (c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the outstanding principal of the Notes.
     “Responsible Officer” means the each of the managers of the Borrower. The Agent and Lenders shall be entitled to conclusively presume that any document delivered hereunder that is signed by a Responsible Officer has been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and that such Responsible Officer has acted on behalf of the Borrower.
     “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s, partners or members (or the equivalent Person thereof), (b) any management fee or similar fee to a holder of Equity Interests of the Borrower, or any Affiliate thereof, (c) any payment or prepayment of interest on, principal of, premium, if any, fees, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness that is contractually or structurally (other than by being unsecured) subordinated to the Obligations and (d) any contingent payment to the sellers in connection with the Acquisition.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Account Control Agreement” means any Securities Account Control Agreement by and among the Borrower, the applicable securities intermediary and the Agent, substantially in the form of Exhibit H securing the Obligations entered into on or after the Closing Date.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
     “Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Security and Pledge Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, by and among the Borrower and the Agent, substantially in the form of Exhibit B attached hereto.
     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person believes it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small working and permanent capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person (on a going concern basis) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person (on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability for which such Person is not entitled to indemnification.
     “Specified Affiliate Transaction” has the meaning set forth in Section 6.22.
     “Sponsor” means H.I.G. Capital Management, Inc. and its Affiliates.

     “Stover” means W. Robert Stover.
     “Stover Acquired Shares” has the meaning set forth in the definition of Acquisition Agreement.
     “Stover Bridge Loan” means that certain bridge financing provided by the Stover Stockholders to the Borrower in the original aggregate principal amount of $24,396,115.21 the proceeds of which financed, in part, the acquisition of the Stover Acquired Shares.
     “Stover Consideration Deposit” means the deposit account in the name of Stover with Wells Fargo Bank, N.A. into which a portion of the consideration under the Acquisition Agreement in the amount of $8,131,730.90 was deposited.
     “Stover Stockholders” has the meaning set forth in the definition of Acquisition Agreement.
     “Subsidiary” means any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding Equity Interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by the Borrower, and to the extent the context requires, the OpCo and/or any of the OpCo’s Subsidiaries.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” has the meaning set forth in Section 4.07(a).

     “Threshold Amount” means $500,000.
     “Trading Day” means any day that the exchange, market or system on which the Stover Acquired Shares are traded is open for trading.
     “Transfer” means the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the holders thereof with respect thereto and under this Agreement.
     “Transferee” means any direct or indirect transferee of all or any part of any Notes permitted under Section 10.10.
     “UCC” means the Uniform Commercial Code in effect in the State of New York, as amended or modified from time to time.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001 (a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Yield Maintenance Premium Amount” means, in connection with any prepayment (optional or mandatory) of the Notes occurring from the Closing Date through the first anniversary of the Closing Date, an amount equal to the amount of interest that would have been payable in respect of such principal amount being prepaid during the period from the date of such prepayment until the date that is twelve months following the Closing Date (taking into account any accrued but unpaid interest).
1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis with the Borrower’s or the OpCo’s, as applicable, past practices, as in effect from time to time.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04 Rounding.
     Any financial ratios required to be maintained by the Borrower (or the OpCo or any Subsidiary thereof) pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.05 References to Agreements and Laws.
     Unless otherwise expressly provided herein, (a) references to Loan Documents, and other agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II
NOTES
2.01 Authorization and Issuance of the Notes.
     The Borrower has authorized the issuance to the Lenders of senior secured term notes in the aggregate original principal amount of $17,500,000 (the “Notes”), to be dated as of the Closing Date, to mature on the Maturity Date, to bear interest on the unpaid balance thereof (to the extent funded by the Lenders) from the Closing Date until the principal shall have become due and payable, at the applicable rate specified in Article IV and to be substantially in the form of Exhibit A as applicable.
ARTICLE III
PURCHASE AND SALE
3.01 Purchase and Sale of the Notes; Closing.
     (a) Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties of the Borrower contained herein, the Borrower shall sell to the Lenders and the Lenders shall purchase from the Borrower on the Closing Date, the Notes for an aggregate purchase price of $17,500,000, to be allocated among the Lenders according to their respective commitment percentages set forth on Schedule 3.01.
     (b) The closing of the issuance, purchase and sale of the Notes (the “Closing”) shall take place at such time and place as may be mutually agreed upon in writing by the Borrower and the Agent (the “Closing Date”). At the Closing, the Borrower will issue, sell and deliver the Notes to the Lenders in the amounts set forth in Schedule 3.01, and the Lenders will pay the Borrower the purchase price therefor by wire transfer of immediately available funds pursuant to written instructions delivered to the Lenders by the Borrower prior to the Closing Date.
ARTICLE IV
TERMS OF NOTES
4.01 Repayment of Principal.
     Unless otherwise required to be sooner paid pursuant to the provisions hereof and of the Notes, the Borrower shall repay the unpaid principal amount of the Notes on the Maturity Date. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.
4.02 Payments of Interest.
     (a) Interest. So long as no Event of Default has occurred and is continuing and subject to Section 4.02(d), the outstanding principal amount of the Notes shall bear interest from the Closing Date until repayment of the Notes in full, and interest payments shall be due commencing on August 1, 2007 and continuing on the first day of each month thereafter until paid (each such date, an “Interest Payment Date”). All accrued and unpaid interest shall be paid in full on the Maturity Date. On each Interest Payment Date the Borrower shall pay or accrue interest as provided in Section 4.02(b).
     (b) Accrual Rate, PIK Amounts; Optional Cash Payments. Subject to Section 4.02(c) hereof, from the Closing Date and thereafter until the repayment of the Notes in full, interest shall accrue on the principal of the Notes outstanding from time to time at the fixed rate of (x) for so long as any Indebtedness (other than the Notes) or Preferred Equity (other than Junior Equity) is outstanding, 12.0% per annum during any period any Obligations are outstanding hereunder and (y) at any time when no Indebtedness (other than the Notes) or Preferred Equity (other than the Junior Equity) is outstanding, 13.5% per annum during any period any Obligations are outstanding hereunder (the “Accrual Rate”). Subject to Section 4.02(c) hereof, on each Interest Payment Date, the Borrower, at its option, shall either: (A) make a cash payment to the Lenders of the Notes in an amount equal to the Accrual Rate on the principal outstanding under the Notes (the “Cash Amount”); (B) increase the then outstanding principal of the Notes by an amount (the “PIK Amount”) equal to Accrual Rate; or (C) pay a portion of the Cash Amount to the Lenders and accrue to the principal a portion of the PIK Amount such that the combined amount of the portion of the Cash Amount and the portion of the PIK Amount is equal to the Accrual Rate (collectively, the Cash Amount, the PIK Amount or any combination thereof, the “Interest Amount”); provided that, if the Borrower shall make an election to satisfy a portion of its interest payment obligations under this Section 4.02(b) on an Interest Payment Date by accruing any of the Interest Amount, it shall do so by accruing any such Interest Amount to all holders of outstanding Notes on an equal and ratable basis based on the outstanding principal amount of the Notes held by each Lender.
     (c) Default Interest Rate. After the occurrence and during the continuance of an Event of Default, the Borrower’s obligations under the Notes shall bear interest from the date of the occurrence of such Event of Default (it being understood that with respect to an Event of Default related to non-compliance with Section 8.15, the date of occurrence shall be the applicable test date), payable monthly as stated in Section 4.02(b), at the rate of two percent (2.0%) per annum in excess of the otherwise applicable interest rate (the “Default Rate”).
     (d) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal then outstanding, and any excess interest remaining after such application shall be refunded to the Borrower.
4.03 Mandatory Prepayments of the Notes.
     (a) Material Asset Dispositions. Upon the consummation of any Material Asset Disposition, the Borrower shall prepay the full principal amount of the Notes and all other Obligations in the manner set forth in Sections 4.03(d) and (e).
     (b) OpCo Dividends/Disposition Proceeds/Extraordinary Receipts/Involuntary Dispositions. The Borrower shall make mandatory prepayments of the Notes and Obligations in the manner set forth in Sections 4.03(d) and (e) below in amounts equal to one hundred percent (100%) of the Net Cash Proceeds of received by the Borrower from any OpCo Dividends, Disposition, Extraordinary Receipt or, subject to Section 7.07(b), Involuntary Disposition, each mandatory prepayment required hereunder to be payable, at the election of the Required Lenders, directly out of the closing of any such Disposition or promptly (but not later than five (5) Business Days) upon receipt of the proceeds of such OpCo Dividend, Extraordinary Receipt or Involuntary Disposition by the Borrower; provided that the amount of any prepayment required in connection with a Disposition by the Borrower of the Equity Interests of the OpCo under this clause (b) shall be reduced by the amount the Borrower is obligated to pay (and does so pay) to the Stover Stockholders upon certain sales of the Stover Acquired Shares in accordance with Section 2.04(a) of the Acquisition Agreement in effect on the Closing Date.
     (c) Debt Proceeds. The Borrower shall prepay the full principal amount of the Notes and all other Obligations in the manner set forth in Sections 4.03(d) and (e) upon the incurrence of Indebtedness (other than Permitted Indebtedness) by the Borrower.
     (d) Prepayment. Upon the occurrence of any event triggering the prepayment requirement under Section 4.03(a), Section 4.03(b), and/or Section 4.05(c), the Borrower shall promptly give written notice to the Lenders. The Borrower covenants and agrees that it will prepay, promptly following the occurrence of such transactions or events (or as otherwise required hereunder), the Notes and Obligations or the portion thereof subject to prepayment by paying an aggregate amount equal to the Redemption Price of the outstanding principal amount of the Notes to be redeemed, in each case plus accrued interest; provided, however, that no premium will be payable with respect to repayments required from Extraordinary Receipts or Involuntary Dispositions or prepayments made under Section 4.03(b).
     (e) Application of Payments. Each prepayment of Notes pursuant to the foregoing provisions of this Section 4.03 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to the payment of default interest, if any, then to payment of premium, if any, then to the payment of accrued interest and thereafter to payment of the principal of the Notes. Notwithstanding anything to the contrary contained herein, all payments of principal and interest due from the Borrower hereunder shall be made to the Lenders on an equal and ratable basis based on the outstanding principal amount of the Notes held by such Lender. Furthermore, to the extent the prepayment is less than the required minimum prepayment under the Notes, such Net Cash Proceeds may be held by the Borrower in a deposit account subject to a Deposit Account Control Agreement pending repayment upon satisfying the minimum prepayment amount of the Notes.
4.04 Optional Prepayments of the Notes.
     The Borrower shall have the right at any time and from time to time, upon the notice provided for below, to optionally prepay the Notes in whole or in increments of $10,000,000 (or such lesser amount as is outstanding or as is agreed to in writing by the Required Lenders); provided, however, that such prepayments shall be allocated to all of the Notes outstanding at the time in proportion to the respective outstanding principal amounts thereof. In the event of an optional prepayment of the Notes made under this Section 4.04, the Borrower shall give the Lenders irrevocable written notice of such redemption not less than 30 nor more than 60 days prior to the redemption date, specifying (i) such redemption date, (ii) the principal amount of the Notes to be prepaid on such date and (iii) the accrued interest applicable to the redemption. All optional prepayments under this Section 4.04 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of principal. Notwithstanding anything to the contrary contained herein, all payments of principal and interest due from the Borrower hereunder shall be made to the Lenders on an equal and ratable basis based on the outstanding principal amount of the Notes held by such Lender. The price of the Notes payable upon an optional redemption pursuant to this Section 4.04 shall be an amount equal to the Redemption Price of the outstanding principal amount of the Notes to be redeemed, in each case plus accrued interest through the date of redemption. All principal on the Notes which has been prepaid may not be reborrowed.
4.05 Mandatory Offer to Prepay upon a Change of Control.
     (a) To the extent that the Borrower has not previously notified the Lenders that it intends to prepay all of the Notes pursuant to Section 4.04, upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repurchase all or any part of such Lender’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price (the “Change of Control Payment”) in cash equal to the Redemption Price of the outstanding principal amount of the Notes plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment Date”). Borrower will make the Change of Control Offer by delivering a written notice of such offer to the Lenders within five (5) days of the occurrence of a Change of Control, specifying the Change of Control Payment Date (which such date shall not be more than thirty (30) days following such Change of Control). A Lender may accept such Change of Control Offer by delivering a written notice of acceptance to the Borrower within fifteen (15) days after receipt of the Change of Control Offer specifying the amount of the Notes to be redeemed. In connection with the Change of Control Offer, the

Borrower shall comply with the requirements of Rule 14e 1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement relating to such Change of Control Offer, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof (it being understood and agreed that an Event of Default may nevertheless exist in such situation under Section 9.01).
     (b) By 12:00 p.m. (noon) Central Time on the Change of Control Payment Date, the Borrower shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, and (2) pay via wire transfer in immediately available funds an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered. All payments under this Section 4.05 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of principal. The Borrower shall send to each Lender that has tendered its Notes the applicable Change of Control Payment for such Notes, and the Borrower shall promptly execute and mail to each Lender a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.
4.06 Direct Payment.
     All payments of principal and interest due from the Borrower hereunder shall be due, without any presentment thereof, directly to the Lenders, at the Lenders’ addresses set forth on Schedule 3.01 in New York City, New York or such other address as the Lenders may from time to time designate in writing to the Borrower or, if a bank account(s) with a United States bank is designated for the Lenders on Schedule 3.01 or in any written notice to the Borrower from the Lenders, the Borrower will make such payments in immediately available funds to such bank account, no later than 12:00 p.m. (noon) Central time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing.
4.07 Taxes.
     (a) Any and all payments by or on behalf of the Borrower hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Lender and (y) franchise taxes imposed on the net income of a Lender, in each case by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”). If the Borrower must deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to a Lender, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07 such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

     (b) The Borrower will pay to the relevant Governmental Authority in accordance with applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders (“Other Taxes”).
     (c) The Borrower agrees to indemnify each Lender for the full amount of Taxes and Other Taxes paid by such Lender and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Lender absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within sixty (60) days after the date such Lender makes written demand therefor. The Borrower shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender for which the Borrower has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after the Borrower’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender. The Lender shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.
4.08 Fees.
     On the Closing Date, the Borrower shall pay to the Agent, for the account of each Lender, a closing fee in the aggregate amount of $500,000 for this Agreement, which fee shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Lenders such additional fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever unless otherwise agreed to in writing among the Lenders and the Borrower.
4.09 Computation of Interest and Fees.
     All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Notes for the day on which the Notes are issued, and shall not accrue on the Notes, or any portion thereof, for the day on which the Notes or such portion is paid, provided that any portion of the Notes that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
4.10 Evidence of Debt.
     The Notes purchased by the Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Notes purchased by the Lenders from the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a promissory note, which shall evidence such Notes in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit A. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of the Notes and payments with respect thereto.
4.11 Sharing of Payments by Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Notes due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Notes due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Notes due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Notes owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Notes owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Notes owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Notes of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Notes then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of Notes to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
5.01 Conditions To Closing.
     The Lenders’ obligations to enter into this Agreement and to purchase the Notes at Closing are subject to the Agent determining, in its sole discretion, that the following conditions precedent have been satisfied (or each Lender waiving in writing (or through funding) the conditions that it has determined have not been satisfied), on or before the Closing Date:
     (a) Loan Documents, Certificates and Opinions. The Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and its legal counsel:
     (i) Loan Documents. Executed counterparts of this Agreement, each of the Collateral Documents and any other applicable Loan Documents.
     (ii) Notes. A Note executed by the Borrower in favor of each applicable Lender in the respective amounts set forth on Schedule 3.01.
     (iii) Officer’s Certificates. A certificate of a Responsible Officer of the Borrower, in substantially the form of Exhibit C attached hereto, certifying that attached thereto is a true, correct and complete copy of (A) the resolutions duly adopted by the board of directors or other governing body of the Borrower, authorizing the sale of the Notes and equity issuances contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party, (B) the articles or certificate of incorporation or formation of the Borrower, as applicable, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation or other charter documents, (C) the bylaws, operating agreement or other governing document of the Borrower, as applicable, as in effect on the date of such certifications, (D) the names of each person of the Borrower, executing any Loan Document to which the Borrower is a party, together with the attestation that such person has been duly elected or appointed and is qualified as a Responsible Officer of the Borrower on the date hereof, holding the office or offices set forth opposite his or her name, and the signature set forth opposite his or her name is a specimen of his or her signature, (E) certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and, to the extent requested by the Agent, each other jurisdiction where the Borrower is qualified to do business, and (F) all material consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required.
     (iv) Closing Certificate. A certificate of a Responsible Officer of the Borrower, in substantially the form of Exhibit D attached hereto, certifying (A) that all of the conditions specified in this Section 5.01 have been satisfied in all material respects or waived in accordance with the terms hereof, (B) that since April 14, 2007 there has been no change, occurrence or development that has had or could reasonably be expected to have a Material Adverse Effect, (C) that no actions, suits, investigations or proceedings are pending or threatened in any court or before any arbitrator or Governmental Authority that (1) could reasonably be expected to have or cause a Material Adverse Effect or (2) could reasonably be expected to materially adversely affect any transaction contemplated by this Agreement, the Preferred Equity, the Common Equity or the ability of the Borrower to perform its obligations under the Loan Documents, the Preferred Equity Documents or the Common Equity Documents and (D) that to the Actual Knowledge of the Borrower, since April 14, 2007, there has been no change, occurrence or development that has had or could reasonably be expected to have a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, income or condition (financial or otherwise) of the OpCo and its Subsidiaries taken as a whole.
     (v) Opinions of Counsel. Opinions of counsel to the Borrower, as to the Loan Documents, the Preferred Equity Documents and the Common Equity Documents and the documents and instruments executed by the Borrower in connection therewith, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Agent.
     (vi) Other Documentation. Such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.
     (b) Financial Matters.
     (i) Financial Statements. The Agent shall have received the most recent publicly available financial information for the OpCo and its Subsidiaries (the “Financial Statements”), in form and substance reasonably satisfactory to the Agent and prepared in accordance with GAAP, subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments.
     (ii) Financial Forecasts. To the extent they exist, the Agent shall have received the most recent publicly available financial forecasts with respect to the OpCo and its Subsidiaries, in form reasonably satisfactory to the Agent (the “Projections”).
     (iii) Compliance Certificate. The Agent shall have received a certificate, in substantially the form of Exhibit E attached hereto of a Responsible Officer of the Borrower, dated as of the Closing Date, and demonstrating compliance with the financial covenants set forth in Sections 8.15(a) and 8.15(b) for the initial test date (as if such covenant levels applied as of the (Closing Date) on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents.
     (iv) Solvency Certificate. The Agent shall have received a certificate of the chief financial officer (or other Responsible Officer reasonably acceptable to the Agent) of the Borrower, in substantially the form of Exhibit F, attached hereto, as to the financial condition and the Solvency of the Borrower, and to the Actual Knowledge of the Borrower, of the OpCo and its Subsidiaries taken as a whole, after giving effect to the transactions contemplated by the Loan Documents.
     (v) Fees and Expenses. Borrower shall have paid (i) the initial upfront fee of $500,000, (ii) all Attorney Costs of the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Agent’s reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent) and (iii) all other fees and expenses required to be paid on or before the Closing Date.
     (vi) Indebtedness. The Agent shall be satisfied with the amount and terms of any intercompany indebtedness and all indebtedness and material liabilities of the Borrower to any third parties existing on the Closing Date. All existing Indebtedness of the Borrower has been (or concurrently with the Notes sold on the Closing Date will be) paid in full except to the extent permitted under this Agreement.

     (vii) Other Financial Information and Other Documents. The Agent shall have received any updates or modifications to the financial information previously provided thereto by the Borrower, as reasonably requested by the Agent. The Agent shall have received any other documents reasonably requested thereby in connection with this Agreement and each such document shall be in form and substance reasonably satisfactory to the Agent.
     (c) Acquisition Documents. The Agent shall have received a fully executed copy of the Acquisition Documents and material agreements, documents and instruments delivered in connection therewith (in each case in form and substance satisfactory to the Agent).
     (d) Equity Investment. Evidence of the consummation of the common equity investment in the Borrower in an aggregate amount consisting of (i) not less than $8,000,000 cash equity to be provided by the Sponsor (excluding $1,704,203 of equity to be redeemed on the Closing Date), (ii) $500,000 of cash equity to be provided by Mike Willis, and (iii) $1,500,000 of cash equity provided by LamPort, in each case on terms satisfactory to the Agent.
     (e) Collateral Matters.
     (i) The Agent shall have received:
     (A) searches of relevant real property records and of UCC filings in each jurisdiction where a filing would need to be made in order to perfect the Agent’s security interest in the Collateral, copies of the financing statements or security agreements on file in such jurisdictions and payoff letters in connection with existing Indebtedness (other than Permitted Indebtedness), all of which shall evidence that no Liens exist other than Permitted Liens;
     (B) UCC financing statements for each appropriate jurisdiction as are necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral;
     (C) all equity certificates evidencing the Equity Interests pledged to the Agent pursuant to the Collateral Documents, together with duly executed in blank undated equity powers attached thereto, except to the extent such Equity Interests are held in a securities account subject to a Securities Account Control Agreement;
     (D) all instruments and chattel paper in the possession of the Borrower, if any, together with allonges or assignments as may be necessary or appropriate to perfect the Agent’s security interest in the Collateral to the extent required under the Security and Pledge Agreement;
     (E) duly executed consents as are necessary, in the Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;
     (F) a duly executed perfection certificate from the Borrower in form and substance satisfactory to the Agent in its sole discretion;
     (G) a duly executed Deposit Account Control Agreement satisfactory to the Agent with respect to each deposit account of the Borrower; and

     (H) a duly executed Securities Account Control Agreement satisfactory to the Agent with respect to each securities account of the Borrower.
     (ii) Priority of Liens.The Agent shall have received satisfactory evidence that (A) the Agent, on behalf of the Lenders, holds a perfected Lien on all Collateral (subject to clause (B)) and (B) none of the Collateral is subject to any other Liens other than Permitted Liens.
     (f) Miscellaneous.
     (i) Governmental and Third Party Approvals. The Borrower shall have received all material governmental, shareholder and third party consents (including Hart Scott Rodino clearance) and approvals necessary (as determined in the reasonable discretion of the Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower, the OpCo or any of as Subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could reasonably be expected to have such effect.
     (ii) Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower, the OpCo and its Subsidiaries on the Closing Date and on a pro forma basis after giving effect to the transactions contemplated by the Loan document shall be reasonably satisfactory to the Agent (and the Agent shall have received satisfactory evidence that (A) the capital and ownership structure and equity holder arrangements of the Borrower and the OpCo are as set forth in Schedule 5.01, and (B) the OpCo’s Subsidiaries shall be owned by the OpCo and/or one or more Subsidiaries thereof).
     (iii) Preferred Equity. The Borrower shall have entered into the Preferred Equity Documents, received the gross proceeds thereunder and such Preferred Equity Documents shall as in full force and effect.
     (iv) Lender Co-Investment. The Borrower shall have made available to LamPort the opportunity to co-invest in the Common Equity of the Borrower in an amount up to $1,500,000 on economic terms pari passu to the Sponsor.
     (v) No Injunction, Etc. No litigation, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Loan Documents or the consummation of the transactions contemplated thereby, or which, in the Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.
     (vi) Compliance with Laws. The issuance of the Notes, the Preferred Equity and the Common Equity and the other transaction contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).
     (vii) Stover Consideration Deposit. The Agent shall have received evidence of the termination of the lien in the Stover Consideration Deposit.

     (viii) Other Documents. All opinions, certificates and other instruments, and all proceedings in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Agent. The Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by the Loan Documents.
     (g) Representations and Warranties. The representations and warranties of the Borrower contained in Article VI and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrower contained in Article VI and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (h) Defaults or Events of Default. No Default or Event of Default shall exist, or would result from the entering into this Agreement and the other Loan Documents.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that, immediately after giving effect to the transactions contemplated herein and the other Loan Documents:
6.01 Existence, Qualification and Power; Compliance with Laws.
     The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
     The execution, delivery and performance by the Borrower of each Loan Document to which a party, has been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower, or to the Actual Knowledge of the Borrower, the OpCo or any Subsidiary, is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower, or to the Actual Knowledge of the Borrower, the OpCo or any Subsidiary, or its property is subject; or (c) violate any Law (including Regulation U of the FRB). The Borrower, and to the Actual Knowledge of the Borrower, the OpCo and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any the Borrower of this Agreement or any other Loan Document, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.04 Binding Effect.
     This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as limited by Debtor Relief Laws.
6.05 Financial Statements; No Material Adverse Effect.
     (a) [Intentionally Omitted]
     (b) Since April 14, 2007, (i) there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect and (ii) to the Actual Knowledge of the Borrower, there has been no change, occurrence or development that has had or could reasonably be expected to have a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, income or condition (financial or otherwise) of the OpCo and its Subsidiaries taken as a whole.
6.06 Litigation.
     Except as set forth on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, or to the Actual Knowledge of the Borrower, the OpCo or any Subsidiary, or against any of its or, to the Actual Knowledge of the Borrower, their properties or revenues which (a) purport to affect or pertain to the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
     None of the Borrower or to the Actual Knowledge of the Borrower, the OpCo or any Subsidiary, is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
6.08 Ownership of Property; Liens.
     The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Borrower is subject to no Liens, other than Permitted Liens.
6.09 Environmental Compliance.
     The Borrower is in compliance with Environmental Laws except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.10 Insurance.
     The Borrower maintains director and officer insurance, in such amounts with such deductibles and covering such risks as are customarily carried by similar holding companies.
6.11 Taxes.
     The Borrower has filed all federal, state and other material tax returns and reports required to be filed, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect. The Borrower is not party to any tax sharing agreement or similar Contractual Obligation.
6.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received an opinion letter or a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Subsidiaries; Investments; Equity Interests.
     (a) As of the Closing Date, the Borrower has no Subsidiaries As of the Closing Date, the Borrower does not have any equity investments in any other corporation or entity other than its investment in OpCo and those specifically disclosed in Schedule 6.13(a) and such Equity Interests are fully paid and nonassessable and are owned free and clear of all Liens (other than Permitted Liens).
     (b) Except as set forth on Schedule 6.13(b), as of the Closing Date, (a) the Borrower has not issued any of its Equity Interests and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional Equity Interests in the Borrower, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights, (b) the Borrower is not a party to any “phantom stock”, employee stock option plan, other equity based incentive plan or similar agreement, (c) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Borrower pursuant to any requirement of Law or Contractual Obligation applicable to the Borrower and (d) no registration rights under the Securities Act have been granted by the Borrower with respect to its equity securities or interests.
6.14 Margin Regulations; Investment Company Act.
     (a) The Borrower is a holding company formed for the purpose of purchasing or carrying certain Equity Interests of the OpCo which is margin stock (within the meaning of Regulation U issued by the FRB). The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the purchase of the Notes or the use of the proceeds thereof will violate or be inconsistent with the margin regulations set forth in Regulation U issued by the FRB and no part of the proceeds of the Notes will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the FRB) in violation of the margin regulations set forth in Regulation U issued by the FRB.
     (b) The Borrower is not an “investment company” under the Investment Company Act of 1940.
6.15 Disclosure.
     The Borrower has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when all such information is taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
6.16 Compliance with Laws.
     The Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower is in compliance in all material respects with the requirements of Securities Laws and all orders, all orders, writs, injunctions and decrees of the SEC applicable to it or to its properties.
6.17 Intellectual Property; Licenses, Etc.
     Except as set forth on Schedule 6.17, the Borrower owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower, infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
6.18 Solvency.
     The (i) Borrower is and (ii) to the Actual Knowledge of the Borrower, the OpCo and its Subsidiaries taken as a whole are, and after consummation of the transactions contemplated by this Agreement and the other Loan Documents will be, Solvent.
6.19 Compliance with Securities Laws.
     Assuming the accuracy of the representations and warranties of the Lenders contained in Article VIA hereof the offer and sale of the Notes are not required to be registered pursuant to the provisions of Section 5 of the Securities Act. Neither the Borrower nor any of its agents have solicited or will solicit any offers to sell or have offered to sell or will offer to sell all or any part of the Notes to any Person so as to bring the sale of Notes by the Borrower within the registration provisions of the Securities Act or any state securities laws.
6.20 Business Locations.
     As of the date hereof, the Borrower owns no Property (real or personal) other than the Equity Interests of the OpCo. Set forth on Schedule 6.20 is the chief executive office, jurisdiction of incorporation or formation and principal place of business of the Borrower as of the Closing Date.
6.21 Material Agreements.
     Schedule 6.21 accurately and completely lists all material agreements to which each of the Borrower is a party, including, without limitation, all material Indebtedness, material purchase agreements, material customer agreements, material right of way or occupancy agreements, material lease agreements, material consulting agreements, material management agreements and material employment agreements (the “Material Agreements”). All of such Material Agreements are valid, subsisting and in full force and effect except where such failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. None of the Borrower and, to the Actual Knowledge of the Borrower, any of the other parties is in material default under any Material Agreement except for any default that could not reasonably be expected to have a Material Adverse Effect. The Borrower has provided or made available true and complete copies of all such agreements to the Lenders.

6.22 Transactions with Affiliates.
     Except (i) as set forth on Schedule 6.22, (ii) pursuant to the HIG Management Agreements in effect on the Closing Date, (iii) for the payment by the OpCo to the Borrower of certain Board of Directors fees, (iv) for the customary reimbursement by the OpCo to the Borrower or the Sponsor of expenses, directors fees, indemnification and similar obligations of the managers of the Borrower that serve on the board of directors of OpCo, or (v) the reimbursement by the Borrower of customary directors fees, indemnification and similar obligations (the items in clause (ii) through (v) hereinafter referred to as the “Specified Affiliate Transactions”) there are no Contractual Obligations of the Borrower to any of the officers, directors, shareholders, Affiliates (including the OpCo) or their respective Affiliates, or Related Parties, of the Borrower other than (i) for payment of normal and customary compensation, (ii) reimbursement for reasonable expenses incurred on behalf of the Borrower, and (iii) for standard employee benefits made generally available to all employees of the Borrower. Except as set forth on Schedule 6.22 and for the Specified Affiliate Transactions, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of the Borrower has incurred Indebtedness to the Borrower. Except as set forth on Schedule 6.22 and for the Specified Affiliate Transactions, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of the Borrower (other than the Sponsor and its Affiliates) has any direct or indirect material ownership interest in any Person with which the Borrower is affiliated or, to the Borrower’s best knowledge, with which the Borrower has a business relationship except that such Person may own stock in publicly traded companies. Other than as set forth on Schedule 6.22 and the Specified Affiliate Transactions, no officer, director, shareholder, Affiliate, or any of their respective Affiliates or Related Parties, of the Borrower, is, directly or indirectly, a party to or otherwise interested in any material Contractual Obligation with the Borrower. The Borrower is not a guarantor or indemnitor of any Indebtedness of any other Person.
6.23 Acquisition.
     The Acquisition has been effected in compliance in all material respects with all applicable Laws and otherwise in accordance with all material provisions of the Acquisition Agreement and the other related agreements, documents and certificates delivered in connection therewith (collectively, the “Acquisition Documents”) and all conditions to the transactions described in the Acquisition Documents have been satisfied in full. All material consents and approvals of any Governmental Agency and all material consents and approvals of any other Person necessary to effectuate the Acquisition have been obtained.
6.24 Parent Holding Company.
     The Borrower is a single purpose entity that does not engage in any operations, business or activity other than (a) owning the Equity Interests of the Borrower, (b) pledging its interests therein to the Lender, (c) executing the Loan Documents, the Preferred Equity Documents, the Common Equity Documents and the Acquisition Documents and shareholders agreements with respect to Equity Interests issued by the Borrower, (d) fulfilling its obligations thereunder and performing other administrative functions incidental to the foregoing, in each case to the extent not otherwise prohibited hereunder.
6.25 OpCo Credit Agreement.
     The Borrower has provided or made available to the Lenders copies of the OpCo Credit Agreement and all schedules and exhibits thereto that the Borrower believes to its actual knowledge to be true, correct and complete copies. To the Borrower’s actual knowledge, the OpCo Credit Agreement is valid, subsisting and in full force and effect except where such failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. To the Borrower’s actual knowledge no material default exists under the OpCo Credit Agreement.
6.26 Use of Proceeds.
     The Borrower shall use the proceeds from the Notes (i) to repay in full the Borrower’s obligation under the Slover Bridge Notes and the HIG Bridge Contribution and (ii) to pay costs, fees and expenses payble in connection with the Acquisition and the other transactions described herein.
ARTICLE VIA.
REPRESENTATIONS AND WARRANTIES OF THE LENDERS
     Each of the Lenders, severally and not jointly, represents and warrants only as itself to the Borrower or as follows:
     (a) It is (i) an “accredited investor” as that term is defined in Rule 501 of the Securities Act, and that, in making the purchases contemplated herein, it is specifically understood and agreed that the Lenders is acquiring the Notes for the purpose of investment and act with a view towards the sale or distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of the Lenders’ property shall at all times be and remain within its control.
     (b) It understands that the Notes will not be registered under the Securities Act, by reason of their issuance by the Borrower in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.
     (c) It has not employed any broker or finder in connection with the transactions contemplated by this Agreement.
     (d) It has been furnished with or has had access to the information it has requested from the Borrower and has had an opportunity to discuss with the management of the Borrower the business and financial affairs of the Borrower, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided , however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Borrower hereunder or the right of the Lenders to rely thereon and to seek indemnification hereunder.
     (e) Either (i) no part of the funds to be used by such Lender to acquire or hold the Notes constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any “plan” within the meaning of Section 4975 of the Code or (ii) the acquisition and holding of the Notes by such Lender is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.

ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Borrower shall:
7.01 Financial Statements.
     Deliver to the Agent (both in writing and by electronic transmission to ldc-fininfo@deshaw.com), in form and detail reasonably satisfactory to the Agent and the Required Lenders (provided, that if such information is readily available through the EDGAR filing database (or a similar successor database), the Borrower shall not be responsible for physically delivering such information to the Agent):
     (a)  OpCo Annual Financial Statements. Promptly after OpCo’s Form 10-K is publicly available for any fiscal year of the OpCo, but in any event no later than one hundred twenty (120) days after the end of each fiscal year of the OpCo, copies of such Form 10-K; and
     (b) OpCo Quarterly Financial Statements. Promptly after OpCo’s Form 10-Q is publicly available for any fiscal quarter of the OpCo, but in any event no later than seventy-five (75) days after the end of each fiscal quarter of the OpCo, copies of such Form 10-Q.
     (c) Borrower Quarterly Financial Statements. As soon as available after the end of each fiscal quarter of the Borrower, a copy of the unaudited interim financial statements of the Borrower as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and related statements of income and cash flow.
     Documents required to be delivered pursuant to Section 7.01 (a), (b) or (c) may be delivered electronically; provided that the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender.
7.02 Certificates; Other Information.
     Deliver to the Agent (both in writing and by electronic transmission to ldc-fininfo@deshaw.com), in form and detail reasonably satisfactory to the Agent and the Required Lenders (provided, that if such information is readily available through the EDGAR filing database (or a similar successor database), the Borrower shall not be responsible for physically delivering such information to the Agent):
     (a) concurrently with the delivery of the quarterly financial statements referred to in Section 7.0l(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
     (b) to the extent publicly available or otherwise Available to the Borrower or the Sponsor, promptly after any request by the Agent (or any Lender, through the Agent) copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the OpCo or the Borrower by independent accountants in connection with the accounts or books of the Borrower, the OpCo or any Subsidiary, or any audit of any of them;

     (c) to the extent publicly available or otherwise Available to the Borrower or the Sponsor, as soon as available and in any event no less than 60 calendar days after the beginning of each fiscal year, an annual business plan and operating budget for the OpCo and its Subsidiaries on a consolidated basis, approved by the board of directors of the OpCo, as applicable;
     (d) promptly after the same available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the OpCo and copies of all annual, regular, periodic and special reports and registration statements which the OpCo may file with the SEC under Section 13 or 15(d) of the Exchange Act or to a holder of any Indebtedness owed by the OpCo or any of its Subsidiaries in its capacity as such a holder;
     (e) to the extent publicly available or otherwise Available to the Borrower or the Sponsor, within 60 days of each fiscal year end, three-year financial forecasts with respect to the OpCo and its Subsidiaries, each prepared by a Responsible Officer of the Borrower, each in form satisfactory to the Lenders, of income statements and cash flow statements; and
     (f) to the extent publicly available or otherwise Available to the Borrower or the Sponsor concurrently with the delivery thereof to the Borrower or the Sponsor, any financial reporting packages so delivered by the OpCo to the Borrower or by the Borrower to the Sponsor, as applicable; and
     (g) to the extent publicly available or otherwise Available to the Borrower or the Sponsor promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, the OpCo or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender (through the Agent) may from time to time reasonably request.
7.03 Notices.
     Promptly upon the Borrower having knowledge notify the Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by the Borrower, and to the extent publicly available or otherwise Available to the Borrower or the Sponsor, the OpCo or any Subsidiary; and
     (e) of the determination by the registered public accounting firm providing the opinion required under Section 7.01(a) (in connection with its preparation of such opinion) or the Borrower or the OpCo’s determination at any time of the occurrence or existence of any material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s or the OpCo’s internal controls over financial reporting, in each case as described in the Securities Laws and only to the extent applicable to the Borrower or the OpCo.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, if any. Each notice pursuant to

Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.
7.04 Payment of Obligations.
     Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property except for Permitted Liens; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and except in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.05 Preservation of Existence; Conduct of Business Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in a transaction permitted by Section 8.04;
     (b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (c) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation or non reissue of which could reasonably be expected to have a Material Adverse Effect; and
     (d) Obtain and maintain in full force and effect all Governmental Approvals and other consents and approvals required at any time in connection with the businesses of the Borrower if the failure to so obtain and maintain could reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and
     (b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.07 [Intentionally Omitted].
7.08 Compliance with Laws.
     Comply in all material respects with the requirements of all Laws (including, without limitation, Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower; and
     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.
7.10 Inspection Rights; Field Audit.
     Permit representatives and independent contractors of the Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and upon reasonable notice and as often as may be reasonably desired; provided, however, that unless an Event of Default has occurred and is continuing at the time such inspection commences, the Borrower shall not be required to pay expenses relating to more than one inspection in any twelve-month period; provided, further, that when an Event of Default exists the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. In addition, the Borrower will permit representatives of the Agent and the Required Lenders to conduct an annual field audit of the Borrower’s assets at the expense of the Borrower; provided that so long as no Event of Default exists, the Borrower shall only be responsible for the costs and expenses of one such audit per year.
7.11 Use of Proceeds.
     Use the proceeds of the Notes issued on the Closing Date, whether directly or indirectly, and whether immediately, incidentally or ultimately, to in part (i) repay in full the Borrower’s obligation under the Stover Bridge Loan and the HIG Bridge Contribution and (ii) to pay costs, fees and expenses payable in connection with the Acquisition and the other transactions described herein.
7.12 Intentionally Omitted.
7.13 Further Assurances.
     Upon the request of the Agent or the Required Lenders, the Borrower will cure promptly any defects in the creation and issuance of the Obligations and the execution and delivery of the Loan Documents. The Borrower at its expense will promptly execute and deliver to the Agent or the Required Lenders upon reasonable request all such other documents, agreements and instruments to comply with the covenants and agreements of the Borrower in the Loan Documents, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

7.14 Board Observation Rights.
     (a) Permit one (l) Person, designated by the Lenders, representing the Lenders (the “Observer”) holding at least a majority of the aggregate outstanding principal amount of the Notes to attend and observe (but not vote) at all meetings of the board of directors of the Borrower and any committee thereof, whether in person, by telephone or otherwise. The Borrower shall notify the Observer in writing of (i) the date and time for each general or special meeting of the board of managers (or directors, as applicable) or any committee thereof and (ii) of the adoption of any resolutions or actions by written consent (describing, in reasonable detail, the nature and substance of such action). In the case of a general meeting, such notice shall be given to the Observer at least one (l) week prior to any general meeting; in the case of the approval of resolutions or actions by written consent, such notice shall be given to the Observer at least three (3) Business Days prior to the approval of resolutions or actions by written consent; and in the case of any special meeting, such notice shall be given to the Lenders at the time notice is provided to the board of managers (or directors, as applicable) of such special meeting. The Borrower shall concurrently deliver to the Observer any materials delivered to the board of managers of the Borrower and the OpCo (or directors, as applicable), including a draft of any resolutions or actions proposed to be adopted by written consent. The Observer shall be free prior to such meeting or adoption by consent to contact the board of managers (or directors, as applicable) and discuss the pending actions to be taken.
     (b) The Borrower shall pay the one (l) Observer’s reasonable out of pocket expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with the attendance of such meetings.
     (c) If an issue is to be discussed or otherwise arises at any meeting of the board of managers (or directors, as applicable) of the Borrower or committee thereof which, in the reasonable good faith judgment of the board of managers (or directors, as applicable), is not appropriate to be discussed in the presence of the Observer in order to avoid a conflict of interest on the part of such Observer or to preserve an attorney client privilege, then such issue may be discussed without the Observer being present, so long as the Observer is given notice of the occurrence of such judgment by the board of managers (or directors, as applicable) and that the Observer is being excused.
7.15 Remarketing Cooperation.
     Use commercially reasonable efforts to cooperate with the Lenders in completing any resale of any portion of the Notes. Such cooperation shall include, without limitation, the following: (i) as promptly as reasonably practicable, producing information related to the Borrower, and to the extent publicly available or otherwise Available to the Borrower or the Sponsor, the OpCo and its Subsidiaries and their business and operations necessary to produce, prepare and complete a preliminary “bank book” relating to such Notes; (ii) delivering to the Lenders all publicly available audited consolidated financial statements of the Borrower and the OpCo and its Subsidiaries, prepared in accordance with GAAP and all other data and schedules of the Borrower, and to the extent publicly available or otherwise Available to the Borrower or the Sponsor, the OpCo and its Subsidiaries, and such unaudited consolidated financial statements of the Borrower, and to the extent publicly available or otherwise Available to the Borrower or the Sponsor, the OpCo and its Subsidiaries, pro forma financial statements, in each case, prepared in accordance with, or reconciled to, GAAP; and (iii) providing direct contact at reasonable times, places and frequency between the senior management of the Borrower and prospective purchasers in meetings and participating in presentations to prospective purchasers with reasonable notice and at reasonable times, places and frequency.

7.16 Pledged Assets.
     (a) Equity Interests. The Borrower will cause (A) one hundred percent (100%) of the issued and outstanding Equity Interests of the OpCo owned by the Borrower to be subject at all times to a perfected Lien (subject only to Permitted Liens) in favor of the Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Agent shall reasonably request.
     (b) Other Assets. The Borrower will (i) cause all of its owned, if any, real and personal Property to be subject at all times to perfected and, in the case of owned real Property, if any, title insured Liens (subject only to Permitted Liens) in favor of the Agent, for the ratable benefit of each Lender, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC 1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(e), all in form, content and scope reasonably satisfactory to the Collateral Agent.
7.17 Guarantors.
     In the event the Borrower owns, at any time, one hundred percent (100%) of the issued and outstanding Equity Interests of the OpCo, the Borrower shall, and shall cause the OpCo and its Subsidiaries to, promptly and in any event within 10 days thereof (or such later date as agreed to by the Agent) enter into such amendments to this Agreement and the other Loan Documents, additional collateral documents, guarantees and other documents as necessary to join the OpCo and its Domestic Subsidiaries as guarantors hereunder and obligors under the Collateral Documents.
ARTICLE VIII
NEGATIVE AND FINANCIAL COVENANTS
     So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens securing the Obligations (the “Permitted Liens”).

8.02 Investments.
     Make any Investments, except:
     (a) the Investment in the Equity Interests of the OpCo existing on the Closing Date as set forth on Schedule 6.13(a) and any additional Equity Interest in the OpCo acquired by the Borrower to the extent not otherwise prohibited hereunder; and
     (b) Investments held by the Borrower in the form of Cash Equivalents in a deposit account subject to a Deposit Account Control Agreement.
8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) the Obligations hereunder; and
     (b) the accrual of management and transaction fees under the HIG Management Agreements in effect as of the Closing Date.
8.04 Fundamental Changes.
     Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
8.05 Dispositions.
     Make any Disposition or enter into any agreement to make any Disposition except for Dispositions of the Equity Interest in the OpCo for cash to the extent the proceeds thereof are used by the Borrower to prepay the Obligations in accordance with Section 4.03(b); provided that in the case of any Disposition (or series of Dispositions) of more than 2.5% of the Equity Interests of the OpCo in any two week period, the Borrower shall provide the Lenders with written notice of such Disposition at least three (3) Business Days prior to such Disposition.
8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so except:
     (a) the Borrower may make dividends or distribution to its equityholders so long as such dividends or distributions are made ratably to the holders thereof;
     (b) as long as no Default or Event of Default exists or would result therefrom, the Borrower may pay the Earn-Out Payment to Stover with the proceeds of Preferred Equity in an aggregate amount not to exceed $2,800,000; provided, that to the extent any Default or Event of Default exists (other than a Default relating to Section 8.15 or an Event of Default arising under Sections 9.01 (a), 9.0l(b) (but in that case only with respect to Section 8.15), 9.01(g) or 9.01 (h)), such payment of the Earn-Out Payment shall be permitted hereunder but only to the extent it is funded in whole with the proceeds of the issuance by the Borrower of additional Equity Interests to the Sponsor.

     (c) the Borrower may accrue the management fees and investment fees owing to the Sponsor under the HIG Management Agreement in effect on the Closing Date; and
     (d) the Borrower may reimburse customary directors fees, indemnification and similar obligations and ordinary course expenses of its employees and managers.
8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Borrower on the date hereof or any business incidental thereto.
8.08 Transactions with Affiliates.
     Except for the Specified Affiliate Transactions, enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than transactions on fair and reasonable terms substantially as favorable to the Borrower, as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
8.09 Burdensome Agreements.
     Enter into any Contractual Obligation that limits the ability (i) of the Borrower to make Restricted Payments, or (ii) of the Borrower to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.
8.10 Use of Proceeds.
     Use the proceeds of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose to the extent that such use of proceeds would result in a violation of the margin requirements set forth in Regulation U of the FRB.
8.11 ERISA Compliance.
     Engage in any transaction, activity or occurrence with which the Borrower could be subject to claims, actions or lawsuits regarding non compliance or violation of any provision of ERISA, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.12 Sales and Leasebacks.
     Enter into any arrangement, directly or indirectly, with any Person whereby such Person shall sell or transfer any of its property, whether now owned or hereafter acquired, and whereby the Borrower shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower intends to use for substantially the same purpose or purposes as the property sold or transferred.
8.13 Environmental Matters.
     Cause or permit any of its property to be in violation of, or do anything or permit anything to be done which will subject any such property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such property, in each case where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
8.14 Subsidiaries.
     The Borrower shall have no Subsidiaries, other than, in the event the Borrower complies with Section 7.17, the OpCo and its Subsidiaries.
8.15 Financial Covenants.
     The Borrower shall not:
     (a) Minimum Consolidated EBITDA. Permit, as of the last day of each fiscal quarter of the OpCo and its Subsidiaries, beginning with the fiscal quarter ending June 30, 2007, Consolidated EBITDA for the trailing twelve month period then ended to be less than $5,000,000.
     (b) Maximum Consolidated QpCo Leverage Ratio. Permit, as of the last day of each fiscal quarter of the OpCo and its Subsidiaries, beginning with the fiscal quarter ending June 30, 2007, the Consolidated OpCo Leverage Ratio to be greater than 3.00 to 1.0.
     Notwithstanding the foregoing, to the extent a Default or Event of Default exists as a result of the Borrower’s failure to comply with this Section 8.15, the Borrower may, at its option, pay the applicable Equity Cure Amount for the Applicable Cure Covenant Level which then exists. Upon the payment of the required Equity Cure Amount, the (i) Default or Event of Default relating to the Applicable Cure Covenant Level shall be deemed waived by the Lenders and (ii) the applicable level of the applicable financial covenants so cured shall be deemed to be the Applicable Cure Covenant Level from and after the date such Equity Cure Amount is paid.
     Notwithstanding anything else contained herein, the parties hereto acknowledge and agree that, for purposes of all calculations made with respect to the financial covenants under this Section 8.15, after consummation of any acquisition by the OpCo or its Subsidiaries (i) income statement items (whether positive or negative) attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for OpCo and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, and (ii) to the extent not retired in connection with such acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period.
8.16 Changes to Organizational Documents; Governance Agreement
     Permit the charter, by-laws or other organizational documents of the Borrower or (b) the Governance Agreement dated as of April 30, 2007 by and among the OpCo, the Borrower, Michael T. Willis and Stover, to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.
8.17 Changes in Fiscal Year.
     Change its fiscal year without the consent of the Agent.

8.18 Parent Holding Company.
     Permit the Borrower to engage in any operations, business or activity other than (a) owning any Equity Interests of the Borrower, (b) pledging its Equity Interests of the Borrower to the Agent, (c) executing the Collateral Documents in favor of the Agent, (d) fulfilling its obligations under the Loan Documents and the Acquisition Documents, (e) employing executive officers of the Borrower and managing its operations and (f) paying ordinary course expenses related to any of the foregoing.
8.19 Inconsistent Agreements.
     The Borrower shall not enter into any contract or agreement which would materially violate the terms hereof, or any other Loan Document.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
     Any of the following shall constitute an Event of Default (an “Event of Default”):
     (a) Non Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Notes, or (ii) within three (3) Business Days after the same becomes due, any interest on any Notes, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Article VII (other than Sections 7.01, 7.02, 7.03(b), (c) and (d), 7.06, 7.08, 7.09, 7.12, 7.13 and 7.16) or Article VIII when and as required to be performed or observed; or
     (c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or fifteen (15) days in the case of an Event of Default arising under Sections 7.01, 7.02 or 7.03(b), (c) and (d)) after written notice thereof has been given to the Borrower by the Lenders or after the Borrower becomes aware, or any Responsible Officer of the Borrower becomes aware, thereof; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or
     (e) Cross Default.
     (i) The Borrower (A) fails after all applicable grace periods to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or
     (ii) The Borrower shall default in the payment when due, or in the performance or observance, of any material obligation or material condition of any Contractual Obligation the result of which could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP; or
     (f) Insolvency Proceedings, Etc. Any of the Borrower, the OpCo or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any of the Borrower, the OpCo or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower, the OpCo or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding (x) in the case of the Borrower, the Threshold Amount or (y) in the case of the OpCo or any of its Subsidiaries, the greater of (A) 40% of Consolidated EBITDA of the OpCo and its Subsidiaries and (B) $4,000,000, (in each case, to the extent not paid or covered by indemnification or independent third party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (j) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (k) Change of Control. There shall occur (i) any failure by the Borrower, for any reason, to comply with the procedures, or to timely make any required payment, set forth in Section 4.05 regarding a Change of Control Offer or (ii) any Change of Control in circumstances where Section 4.05 need not be complied with because of applicable securities laws or regulations; or
     (1) Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Borrower not to be, a valid, perfected Lien (except as otherwise expressly provided in such Collateral Document) in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Borrower or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority security interests will not in the reasonable judgment of the Agent have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole.
     (m) OpCo Credit Agreement. (A) The Indebtedness under the OpCo Credit Agreement is demanded or becomes due or required to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, or (B) the OpCo or any of its Subsidiaries fails to observe or perform any agreement or condition under the OpCo Credit Agreement or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the lenders under the OpCo Credit Agreement (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness under the OpCo Credit Agreement to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded and such default is not cured within ninety (90) days of the occurrence thereof.
9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, then (a) if such event is an Event of Default specified in Section 9.01 (f) or Section 9.01(g), all of the Notes shall automatically become immediately due and payable, together with interest accrued and premium, if any, thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower and (b) if such event is any other Event of Default, the Required Lenders may, at their option, declare by notice in writing to the Borrower all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable, together with interest accrued and premium, if any, thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
9.03 Other Remedies.
     (a) If any Event of Default under Section 9.01 (a), (f) or (g) shall occur and be continuing, any Lender, and (b) if any other Event of Default shall occur and be continuing, the Required Lenders, may proceed to protect and enforce their rights under this Agreement and the Notes by exercising such remedies as are available under the Loan Documents and/or under applicable Law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in any Loan Document or in aid of the exercise of any power granted in any Loan Document. No remedy conferred in any Loan Document upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
9.04 Rescission of Acceleration.
     The provisions of Section 9.02 are subject to the condition that if the principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default other than those described in Section 9.01(f) or Section 9.01(g), the Required Lenders may, by written instrument filed with the Borrower, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:
     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;
     (b) all arrears of interest and principal upon all the Notes and all other sums payable under the Notes and under this Agreement shall have been duly paid, unless the same specifically has been waived in writing by the Required Lenders; and
     (c) each and every other Event of Default shall have been made good, cured or waived;
and provided that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.
9.05 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Notes have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (to the extent constituting Obligations, including fees, charges and disbursements of counsel to the Agent and amounts payable under Article IV) payable to the Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (to the extent constituting Obligations, including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting outstanding principal of the Notes and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE X
MISCELLANEOUS
     As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:
10.01 Entire Agreement.
     This Agreement, the Loan Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein.
10.02 Reimbursement of Expenses.
     The Borrower agrees (a) to pay upon demand all reasonable out of pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in connection with (i) the due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Loan Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (ii) the administration, monitoring and review of the Notes (including, without limitation, out of pocket expenses for travel, meals, long distance telephone calls, wire transfers, facsimile transmissions and copying), (b) to pay upon demand all reasonable out of pocket costs and expenses of the Agent and the Lenders (including, without limitation, reasonable attorneys’ fees and expenses) in connection with (x) any refinancing or restructuring of the Notes, whether in the nature of a “work out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Loan Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, (c) to pay upon demand all reasonable out-of-pocket administrative costs and expenses of the Agent (including, without limitations, Attorney Costs) in connection with the assignment, transfers or syndication of the Notes, (d) to pay and hold the Agent and the Lenders harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lenders), that may be payable in connection with the Notes contemplated by this Agreement and the other Loan Documents, and (e) to pay all reasonable fees, expenses and disbursements of the Agent or any Lender incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings, and any amendments, modifications, releases or terminations thereof. Notwithstanding the foregoing, the fees and expenses of counsel to the Agent in connection with the due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Loan Documents shall not exceed $165,000.

10.03 Survival of Agreements and Representations and Warranties.
     All agreements, representations and warranties contained herein or made in writing by the Borrower (x) shall be considered to have been relied upon by the Lenders, (y) shall survive the execution and delivery of this Agreement, the Notes and payment therefor or termination of this Agreement and may be relied upon by any subsequent Lenders, regardless of any investigation made at any time by or on behalf of the Lenders and (z) shall continue in full force and effect until the repayment in full of the Notes and all other Obligations (it being understood and agreed that indemnification obligations shall specifically survive the repayment of the Notes and Obligations).
10.04 No Waiver.
     No delay by or on behalf of the Lenders in exercising any rights conferred hereunder, and no course of dealing between the Lenders and the Borrower shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.
10.05 Binding Effect; Participations.
     All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that the Borrower may not assign or transfer any of its respective rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Lenders.
10.06 Initial Holder.
     The Borrower shall be entitled to treat and deal with the Lenders, and shall not be required to recognize any other Person as the holder of a Note, except after production of such Note duly endorsed for transfer, together with such documentation as the Borrower may reasonably require concerning compliance with Federal or state securities laws, or after receipt by the Borrower of written notice from the Person theretofore entitled to be treated as the holder advising the Borrower of the transfer of such Note to such other Person and stating the latter’s address, together with such documentation as the Borrower may reasonably require concerning compliance with Federal or state securities laws.
10.07 Cumulative Powers.
     No remedy herein conferred upon the Lenders or any holder of the Notes, as the case may be, is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.
10.08 Loss of Securities; Reissue of Securities in Lesser Denominations.
     Upon:
     (a) receipt of evidence satisfactory to the Borrower of loss, theft, mutilation or destruction of a Note, and
     (b) in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Borrower, or in the event of such mutilation, upon surrender and cancellation of such Note, the Borrower will make and deliver a new Note of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note. In addition, upon request of any holder of a Note, or other securities of the Borrower now or hereafter issued by the Borrower to the Lenders, and upon surrender of such Note, or other securities to the Borrower and compliance with any restrictive legends, the Borrower will reissue, in lesser denominations to parties designated by such holder, new certificates or other securities in the equivalent amounts of such other securities surrendered.
10.09 Communications.
     All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Lenders and the Borrower at their addresses set forth on Schedule 10.09 or to such other address with respect to any party as such party shall notify the other parties hereto in writing. Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile, or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail. Except as otherwise provided for herein, the Borrower shall use commercially reasonable efforts to complete all requests for disclosure or other provision of information to be made or otherwise given by the Borrower and in any event shall be completed no later than ten (10) days following the receipt by the Borrower of a written request therefor in the manner described in this Section 10.09.
10.10 Form, Registration, Transfer and Exchange of Notes; Lost Notes.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Notes at the time owing to it); provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Notes at the time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund as defined in subsection (h) of this Section with respect to a Lender, shall not be less than $1,000,000 unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Notes assigned; and
     (iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption (an “Assignment and Assumption”).
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to the Borrower’s obligations surviving termination of this Agreement). Upon request, Agent shall prepare and the Borrower shall execute and deliver a Note (“Replacement Note”) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of each Lender’s Notes owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may, without the consent of, but with prior notice to the Agent, sell participations to one or more entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) except to the extent consented to by Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.
     (e) A Participant shall not be entitled to receive any greater payment than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) If the consent of the Borrower to an assignment or to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the provision to the first sentence of subsection (b) above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
     (h) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other person (other than a natural person) approved by the Agent; provided, however, that such Person shall not be a direct competitor of the Borrower or any of its Subsidiaries; it being understood and agreed that at no time shall any bank, financial institution, fund or broker be deemed to be a direct competitor of the Borrower.
     “Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (i) Any Lender may make an assignment to any Person as provided for herein provided that (i) such Assignment is made in compliance with the Securities Act and any applicable state securities laws, (ii) such Lender has provided the Borrower with such information as to such Transferee’s compliance with applicable securities laws as reasonably may be requested by the Borrower. The Borrower shall cooperate in connection with any such Transfer including providing such information to any Lender or such Lender’s proposed Transferee as, in the reasonable opinion of counsel to the transferor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a “Qualified Institutional Buyer” under such rule. Upon any Transfer, the Transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Lender making such Transfer and shall thereafter be deemed a “Lender” under this Agreement.
     (j) Upon original issuance, and until such time as the same is no longer required under the applicable requirements of the Securities Act, each Note (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:
     “THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.
     The Borrower shall, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, all further instruments as may in such Lender’s reasonable opinion be necessary or advisable to give full force and effect to any Transfer and shall provide to such Lender or to such party or parties as such Lender may designate all such information as such Lender reasonably may request.

10.11 Confidentiality; Public Announcements.
     (a) Each Lender shall not make public disclosure of any information designated by the Borrower in writing as confidential, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Borrower in connection with the Notes contemplated by this Agreement; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Lender, information obtained from sources other than the Borrower or information that is or becomes in the public domain other than through the fault of such Lender, nor shall it be construed to prevent such Lender from (i) making any disclosure of any information (A) if required to do so by any requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Lender’s business or that of the Borrower, the OpCo or their affiliates of such Lender in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) to the extent such Lender or its counsel deems necessary or appropriate to do so to effect or preserve its security for any applicable investment or financing or to enforce any remedy provided herein or in any applicable investment or financing documents or otherwise available by law; or (iii) making, on a confidential basis, such disclosures as such Lender deems necessary or appropriate to such Lender’s legal counsel or accountants (including outside auditors); or (iv) making such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Lender in good faith desires to sell an interest in any applicable investment or financing; provided, however, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to maintain the confidentiality of such disclosures; or (v) making such disclosures to (x) any bank or financial institution and (y) S&P, Moody’s, Fitch and/or other ratings agency, as such Lender reasonably deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such information.
     (b) The Required Lenders shall have the right to review and approve, such approval not to be unreasonably withheld, any public announcement or public filing made after the closing date relating to the Note, or to the Lenders in any way before any such announcement or filing is announced or filed, provided, however, no review or approval shall be required for any such announcement or filing required to be announced or filed by law. In addition, the Lenders shall provide the Borrower an opportunity to review and approve any public announcement issued by the Lenders specifically relating to the Note, such approval not to be unreasonably withheld or delayed; provided, however, no review or approval shall be required for any such announcement required to be announced by law; provided further, the Lenders shall provide the Borrower with an advance copy of any regulatory filings or tombstone ads prepared by or on behalf of the Lenders, but shall not be required to obtain approval by the Borrower.
10.12 Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.
10.13 Headings.
     The descriptive Section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

10.14 Multiple Originals.
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Any signature delivered by facsimile or electronic mail shall be deemed to be an original signature hereto, provided that the Borrower shall provide actual originals to the Agent at the Agent’s request.
10.15 Amendment or Waiver.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
     (a) no such amendment, waiver or consent shall:
     (i) extend or increase the commitment of any Lender (or reinstate any commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in commitments is not considered an extension or increase in commitments of any Lender);
     (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender or any scheduled reduction of the commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose commitments are to be reduced;
     (iii) reduce the principal of, or the rate of interest specified herein on, the Notes, or (subject to clause (i) of the final proviso to this Section 10.15) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
     (iv) alter the pro rata sharing of payments required hereby without the written consent of each Lender directly affected thereby;
     (v) change any provision of this Section 10.15(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
     (vi) release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; provided that the mechanics for sharing of the Collateral with the providers of Indebtedness that is permitted under Section 8.03 on a pari passu or subordinated basis, including the entering into of an intercreditor agreement, may be done by the Agent acting on behalf of the Lenders without a vote thereof, and such sharing shall not constitute a release of Collateral hereunder;

     (vii) release the Borrower or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby; or
     (b) unless also signed by Lenders holding in the aggregate at least a majority of the Outstanding Amount of the Notes, no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate Section 4.03(g) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 4.03 or (ii) amend, change, waive, discharge or terminate this Section 10.15(c); and
     (c) unless also signed by the Agent, no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Notes, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (ii) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Each holder of a Note, at the time or times thereafter outstanding, shall be bound by any consent authorized by this Section 10.15, whether or not the Note shall have been marked to indicate such consent.
10.16 Waiver of Jury Trial.
     THE LENDERS AND THE BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVER IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.
10.17 Consent to Jurisdiction and Service of Process.
     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. EACH OF THE BORROWER IRREVOCABLY AGREES THAT ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 10.09 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDERS SHALL HAVE BEEN NOTIFIED

PURSUANT THERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURT OF ANY OTHER JURISDICTION.
10.18 Indemnification; Damage Waiver.
     (a) The Borrower, without limitation as to time, will defend and indemnify the Lenders and their respective officers, directors, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Indemnified Party as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Borrower, (ii) any breach of any covenant, agreement or obligation of the Borrower contained in any of the Loan Documents or (iii) any investigation or proceeding against the Borrower or any Indemnified Party and arising out of or in connection with this Agreement or any of the Loan Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Loan Document or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly a result of such party’s gross negligence or willful misconduct. The Borrower agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The Lenders agree to reimburse the Borrower for any payments made by the Borrower to the Lenders pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of the Lenders. The obligations of the Borrower under this paragraph will survive any transfer of the Notes by the Lenders and the termination of this Agreement. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Borrower will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Borrower and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.
     (b) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Borrower shall not relieve the Borrower from its obligations hereunder except to the extent the Borrower is prejudiced thereby. The Borrower shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Borrower has failed to assume the defense and employ counsel as provided herein, (ii) the Borrower has agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or the Borrower and representation of both the Borrower and/or the Indemnified

Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties. In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Borrower shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Borrower shall not in any event be required to pay the fee and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties. The Borrower shall be liable only for settlement of any claim against an Indemnified Party made with the Borrower’s written consent.
     (c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
10.19 Regulatory Requirements.
     In the event of any reasonable determination by any Lender that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), such Lender is effectively restricted or prohibited from holding any of the Notes, or otherwise realizing upon or receiving the benefits intended under the Notes, the Borrower shall, and shall cause the OpCo and its Subsidiaries, to take such action as such Lenders and the Borrower shall jointly agree in good faith to be reasonably necessary to permit such Lenders to comply with such Regulatory Requirement.
10.20 USA Patriot Act Notice.
     Each Lender (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.
10.21 Payments Set Aside.
     To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.22 Release of Collateral.
     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of any Borrower in connection with any Disposition of Property permitted by the Loan Documents, Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.
     (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than the indemnity obligations that survive the termination of this Agreement and for which no notice of a claim has been received by any Borrower as of such termination) have been paid in full and all commitments have terminated or expired, then (i) the Collateral shall be released from the Liens created by the Collateral Documents and all rights and obligations (other than those expressly stated to survive such termination) of the Administrative Agent, any Lender or any other secured party and the Borrower under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and (ii) upon request of any Borrower, Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral.
ARTICLE XI
AGENCY PROVISIONS
11.01 Appointment.
     Each of the Lenders hereby irrevocably designates and appoints Laminar as the Agent of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and Laminar hereby accepts such appointment) and each such Lender irrevocably authorizes Laminar to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. Any reference to the Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Lender.
11.02 Delegation of Duties.
     The Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by the Agent with reasonable care.

11.03 Exculpatory Provisions.
     Neither the Agent nor any of its officers, directors, employees, agents, attorneys in fact, subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the properties, books or records of the Borrower, the OpCo or any of its Subsidiaries.
11.04 Reliance by Agent.
     The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.
11.05 Notices of Default.
     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Loan Document unless it has received notice of such Event of Default in accordance with the terms of hereof or thereof or notice from a Lender or the Borrower referring to this Agreement or the other Loan Documents, describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

11.06 Non Reliance on the Agent and Other Lenders.
     Each of the Lenders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys in fact, subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, the OpCo or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each of the Lenders, represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the OpCo and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, the OpCo or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys in fact, subsidiaries or Affiliates.
11.07 Indemnification.
     Each of the Lenders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent’s gross negligence or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Loan Documents.
11.08 The Agent in Its Individual Capacity.
     The Agent and its respective subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not an Agent hereunder. With respect to any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not a Agent, and the term “Lenders” shall include the Agent in its individual capacity.
11.09 Resignation of the Agent; Successor Agent.
     The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.09 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
11.10 Reimbursement by Lenders.
     To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under Section 10.02 or Section 10.18 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. For the purposes of this Section 11.10, the “applicable percentage” of a Lender shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Lender at such time.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as (of the date) above written.

BORROWER: DELSTAFF, LLC, a Delaware limited liability company
By:	/s/ Michael Phillips
Name:	Michael Phillips

Title:	Manager

Signature Page to Credit Agreement
Delstaff, LLC
June 2007

AGENT: LAMINAR DIRECT CAPITAL L.P., a Delaware limited partnership
By:	/s/ Robert Ladd
Robert Ladd
Authorized Signatory

Signature Page to Credit Agreement
Delstaff, LLC
June 2007